Exhibit 99.1

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN AND FOR NEW CASTLE COUNTY

VERNON A. MERCIER	)
)
Plaintiff,	)
)
v.	)	Civil Action No. 2226-VCS
)
INTER-TEL (DELAWARE), INCORPORATED, NORMAN STOUT, ALEXANDER CAPPELLO, J. ROBERT ANDERSON, JERRY W. CHAPMAN, GARY D. EDENS, STEVEN E. KAROL, ROBERT RODIN and AGNIESZKA WINKLER,	) ) ) ) )
)
Defendants.	)

SECOND AMENDED COMPLAINT

NATURE OF THE ACTION

1. Plaintiff brings this action individually and as a class action on behalf of the public holders of common stock of Inter-Tel (Delaware), Incorporated (“Inter-Tel Delaware”), a Delaware corporation. Inter-Tel Delaware was the surviving corporation and successor to Inter-Tel, Incorporated, an Arizona corporation (“Inter-Tel Arizona”) in a redomestication merger pursuant to 8 Del. C. § 252 (the “Reincorporation”). However, this Reincorporation, which purportedly occurred on June 28, 2006, was not accomplished in compliance with the Delaware General Corporation Law (“DGCL”) or the merger statutes of Arizona. Defendants concealed the invalidity of the Reincorporation and have conducted Inter-Tel as a public Delaware corporation for over eight months. Defendants claim that in the Reincorporation the shares of Inter-Tel Arizona common stock were converted into shares of Inter-Tel Delaware common stock with a par value of $0.001 per share. However, the merger agreement approved by the shareholders provided that the merger consideration would be no-par value stock of Inter-Tel Delaware. Plaintiff asks the Court to declare the Reincorporation invalid, to grant such rescissory and other equitable relief as possible, to invalidate the additional defensive measures implemented in connection with the Reincorporation and to award plaintiff and the class damages for the conversion of their Inter-Tel shares in an invalid merger.

2. At Inter-Tel Arizona’s May 31, 2006 annual meting of shareholders (the “Annual Meeting”), the defendants presented both the Reincorporation and a resolution to authorize the Inter-Tel board to include in Inter-Tel Delaware’s Certificate of Incorporation (the “Delaware Certificate”) a provision prohibiting business combinations with any holder of more than 15% of Inter-Tel’s stock (the “§ 203 Provision”). This provision conflicts with and is contrary to 8 Del. C. § 203 and other sections of the DGCL and the common law and public policy of Delaware. The § 203 Provision is also invalid because of the invalidity of the Reincorporation. Furthermore, the defendants breached their fiduciary duties by determining to include this provision in the Delaware Certificate. Moreover, the defendants lacked the authority to make that determination on behalf of the Inter-Tel Arizona board. Any purported approval of the “special resolution” relating to the § 203 Provision by holders of Inter-Tel Arizona stock is also invalid because of defendants’ misleading and incomplete disclosure.

3. Plaintiff seeks a declaration that a provision of Inter-Tel Delaware’s by-laws requiring unanimous stockholder approval to act by consent (the “Consent By-Law”) violated 8 Del. C. § 228 and Delaware’s public policy.1 Plaintiff also seeks to invalidate, as contrary to the statutorily required agreement and plan of merger and 8 Del. C. §§ 251(d) and 252, a provision defendants secretly added to the Delaware Certificate after the vote of the Inter-Tel Arizona stockholders on the Reincorporation purporting to require unanimous stockholder approval to act by consent (the “Consent Provision”). Defendants were without authority to make the

[1]	As discussed below, defendants on March 6, 2007 adopted restated by-laws which, inter alia, deleted the Consent By-Law.

determination to place the Consent Provision in the Delaware Certificate and breached their fiduciary duties by their unilateral addition of that provision to the Delaware Certificate. The Consent Provision is also invalid because of the invalidity of the Reincorporation.

4. The change in the merger consideration from no par value common stock of Inter-Tel Delaware to $0,001 par value after the Inter-Tel Arizona stockholders had voted on the Reincorporation violated the agreement and plan of merger and 8 Del. C. §§ 251(d) and 252. Moreover, that change was not authorized by the Inter-Tel Arizona board. Plaintiff also seeks such rescissory and equitable relief as is practicable and damages for conversion.

5. Plaintiff asks for injunctive, rescissory and other equitable relief against the individual defendants’ continuing breach of their fiduciary duty from their adoption and maintenance of preclusive defensive measures adopted for the primary purpose of entrenching themselves in office. Defendants have also disenfranchised Inter-Tel’s stockholders by secretly creating a “Special Committee” and using that committee and other board committees comprised of the defendants to conduct virtually all business of the Board, thereby excluding three duly elected directors. Indeed, the defendants seek to prevent such directors from even seeing minutes of the committee meetings.

THE PARTIES

6. Plaintiff is a holder of common stock of Inter-Tel Delaware. As a result of the invalid redomestication merger, his shares of Inter-Tel Arizona common stock were purportedly converted into shares of the common stock of Inter-Tel Delaware with a par value of $0.001.

7. Inter-Tel is a telecommunications company based in Tempe, Arizona. Inter-Tel Arizona’s common stock was, and Inter-Tel Delaware’s stock now is, listed on the national NASDAQ market under the symbol “INTL.” As of March 22, 2006, which was the record date for the 2006 Annual Meeting, Inter-Tel Arizona had 26,386,651 shares of common stock issued and outstanding. As of June 28, 2006, the date of the invalid redomestication merger, Inter-Tel Arizona had 26,589,631 shares of common stock issued and outstanding, which were purportedly converted into $0,001 par value shares of Inter-Tel Delaware common stock in the redomestication merger. Stockholders of Inter-Tel are entitled to exercise cumulative voting in the election of directors.

8. Defendant Norman Stout was purportedly appointed Chief Executive Officer and a member of Inter-Tel’s Board of Directors on February 22, 2006. However, defendants have produced no board minutes or written consent showing that the board took any action on February 22, 2006. Though he has been a director and/or officer of Inter-Tel for approximately 12 years, Stout owns only a minimal amount of Inter-Tel common stock.

9. Defendants Steven E. Karol and Robert Rodin were also purportedly appointed directors by the Inter-Tel Board in February 2006. However, defendants have not produced any evidence of such appointments.

10. Defendants Alexander Cappello and Agnieszka Winkler were elected to the Inter-Tel Board at the 2005 Annual Meeting. The other individual defendants joined the Board in the mid to late 1990s: J. Robert Anderson (1997); Jerry W. Chapman (1999); Gary D. Edens (1994). The individual defendants own only minimal amounts of Inter-Tel common stock, primarily in the form of options they granted to themselves as directors. The outside directors who were then on the Board received the following amounts of compensation during the fiscal year ended December 31, 2005: Cappello ($74,000); Anderson ($86,500); Chapman ($95,000); Edens ($82,000); and Winkler ($67,500). For their contributions to Inter-Tel’s defensive measures during 2006, defendant Cappello received a special director’s fee of an additional $100,000, and defendant Karol received a special director’s fee of an additional $50,000.

MIHAYLO RESIGNATIONS

11. Steven G. Mihaylo, the founder of Inter-Tel, served as the Company’s Chief Executive Officer from its formation in July 1969 until his forced resignation on February 22, 2006. In February 2006, defendant Cappello, as Chairman of the Inter-Tel Board, informed Mr. Mihaylo that the Board was requesting his resignation as Chief Executive Officer and would vote to terminate his employment as Chief Executive Officer without cause if he did not resign. Mr. Mihaylo resigned as CEO on February 22, 2006. He resigned from the Board of Directors on March 6, 2006.

12. Mihaylo is the owner of approximately 19.6% of the outstanding stock of Inter-Tel. On March 6, 2006, Mr. Mihaylo filed a 13-D with the SEC in which he indicated he was considering alternatives and that he had engaged legal counsel and a financial advisor.

THE REINCORPORATION PLAN

13. Even before Mihaylo’s departure as CEO, the defendants had begun considering numerous defensive measures designed to entrench themselves in office. As early as February 17, 2006, counsel had provided Inter-Tel’s Nominating and Corporate Governance Committee (“Governance Committee”) with a ten-page memorandum recommending reincorporation in Delaware and numerous defensive measures, including a certificate provision eliminating stockholder action by written consents. The memorandum described a certificate provision preventing action by consent as a “necessary adjunct” to preventing stockholders from calling special meetings. The combined effect “would mean that the ability of stockholders to hold a referendum on the direction of the Delaware Corporation would be limited to once a year (i.e. at the annual meeting).”

14. As of February 19, 2006, counsel had drafted proposed resolutions to delegate broad powers of the board to the Governance Committee, which is also referred to in the resolutions as “the Proxy Contest Committee.” These resolutions were purportedly to give the committee “the necessary authority to act in relationship to Steve should he start a proxy battle.” These resolutions were circulated to Inter-Tel Arizona’s five other directors on February 20, 2006, but were not provided to Mihaylo until the February 21, 2006 board meeting.

15. At a February 28, 2006 meeting, the Governance Committee determined to recommend to the Board that Inter-Tel incorporate in Delaware. In considering reincorporation, the Inter-Tel Board and various board committees reviewed the certificate of incorporation and by-laws of Inter-Tel Delaware numerous times. In each version, the Delaware Certificate did not contain a provision requiring unanimous stockholder consent and the Delaware Bylaws did contain such a provision. From the February 27, 2006 draft first provided to Inter-Tel directors to the Delaware Certificate as attached to the 4 preliminary and definitive proxy statements Inter-Tel filed with the SEC and to the Delaware Certificate that counsel submitted for execution and filing on May 31, 2006 and again on June 7, 2006, the Delaware Certificate never contained a unanimous consent requirement. In each of these many instances, the Delaware Bylaws did contain a unanimous consent requirement.

16. In counsel’s February 17, 2006 memorandum, it was recognized that under the SEC rules governing ‘“unbundling” of proposals, modifications of the Company’s corporate governance structure that did not “automatically flow” from application of Delaware law would require a separate stockholder vote on each such modification. Among “the corporate governance modifications” which counsel for the Governance Committee identified would not automatically flow from the change to Delaware law was a charter provision eliminating the right to act by consent. Counsel for the Governance Committee acknowledged in a memorandum to the defendants that unanimous written consent “is virtually impossible to be obtained with a public company, of course.” In a February 26, 2006 memo among counsel, it was recognized that requiring unaniminity for stockholder consent “is the same as abolishing it.”

17. A March 5, 2006 memorandum of counsel transmitted to the Inter-Tel directors indicated that the Governance Committee was recommending that the reincorporation “make no substantive changes in the current charter and Bylaws of the Company other than those modifications required by Delaware law.” In discussing “Limits on Stockholder Action” counsel stated:

The Company’s bylaws currently allow shareholders to act by written consent if such consent is unanimous… The Committee is proposing not to change these provisions as well.2

18. In a March 10, 2006 memorandum to the directors, counsel for Inter-Tel stated:

The draft Certificate and Bylaws were drafted to maintain as closely as possible the substance of the Company’s current Arizona charter documents such that the only significant difference in the governance of the Company would be the overarching application of Delaware law.

19. Attached to this memorandum as Exhibit C was counsel’s summary of the differences between Arizona and Delaware corporate law. The portion on consents stated:

Actions by Written Consent of Shareholders. Under Arizona Law and Delaware Law, shareholders may execute an action by written consent in lieu of a shareholder meeting. Arizona law provides that action by written consent is permitted so long as all of the shares outstanding and entitled to vote on the matter provide consent in writing. Delaware Law permits a corporation to

[2]	Id. at INTL 1154-55.

eliminate actions by written consent in its certificate of incorporation.

Both the Arizona Bylaws and Delaware Bylaws provide that written consent is permitted if signed by the holders of all of the shares of outstanding stock entitled to vote with respect to the subject matter of the action. (Emphasis added.)

20. At a March 16, 2006 meeting, the Inter-Tel board discussed the Delaware Certificate and Delaware Bylaws acknowledging “the goal to maintain as closely as possible the substance of the Company’s current Arizona charter documents.”

21. The resolutions concerning the Reincorporation adopted by the board on March 16, 2006 included:

RESOLVED FURTHER: That the Certificate of Incorporation and Bylaws of the Delaware Company, in the form attached hereto as Exhibit A and Exhibit B, respectively, are hereby approved.

RESOLVED FURTHER: That, following the approval of the shareholders and upon direction of the Board, the officers of the Company are hereby authorized, directed and empowered to effect the Reincorporation upon such terms and conditions as are set forth in a form of Agreement of Merger and Reincorporation (the “Merger Agreement”), to be prepared by counsel to the Company, pursuant to which at the effective time of the Reincorporation (the “Effective Time”), one share of common stock of Delaware Company will be issued and exchanged for each share of Common Stock of the Company then outstanding.

These resolutions demonstrate that (i) when the board approved the Delaware Certificate and Delaware Bylaws the unanimous consent requirement was in the bylaws and not in the certificate, and (ii) when the board purported to approve the Reincorporation no Merger Agreement had even been drafted yet.

22. The Delaware Certificate and Delaware Bylaws were circulated to board committees, the full board, the SEC, the Inter-Tel Arizona stockholders, corporation service companies and others a dozen or more times, and in each instance the unanimous consent requirement appeared in the Delaware Bylaws and not in the Delaware Certificate. The defendants made a deliberate decision to have the Delaware Certificate and Delaware Bylaws track the Arizona charter and bylaws, including having the unanimous consent requirement in the bylaws and not in the certificate. Therefore, it is clear that the unanimous consent requirement was deliberately put in the Delaware Bylaws instead of the Delaware Certificate. Consequently, the unanimous consent provision was not mistakenly put in the Delaware Bylaws and mistakenly omitted from the Delaware Certificate because of a “scrivener’s error.”

THE NO PAR VALUE PROVISION

23. Early drafts of the Delaware certificate provided for Inter-Tel Delaware to have common stock with $0.001 par value. However, all versions of the Delaware certificate filed with the Company’s preliminary and final proxy materials did not specify that the common stock would have a par value. Moreover, the Reincorporation Agreement, as filed with the SEC and sent to the stockholders, repeatedly stated that the stock of Inter-Tel Delaware to be issued as the merger consideration would be no par value.

24. In a March 5, 2006 memorandum to the Inter-Tel directors, counsel to the Governance Committee pointed out that the annual cost of incorporation in Delaware would be substantially more than in Arizona. A March 10, 2006 memorandum to the directors from counsel to the Company also mentioned the additional estimated cost of reincorporation.

THE § 203 PROVISION

25. The Inter-Tel Board discussed and approved “a charter amendment to ensure that any potential business combination led by an interested stockholder be approved by a majority of the disinterested shareholders of the Company.” This charter amendment would purportedly “reflect and implement protections afforded by Section 203 of the General Corporation law of

Delaware without regard to when shares were acquired.” The Board supposedly approved this provision out of “the desire that the Board, if necessary, have time to react to and negotiate with any potential bidders.” Counsel for the Company told the directors “how the proposed charter amendment mirrored in many respects Section 203 of the Delaware General Corporation Law, except for the fact that there world be no exemption for shareholders who had held their stock for greater than three years.”

OTHER DEFENSIVE MEASURES

26. Other defensive measures taken by the defendants in the spring of 2006 included (i) new indemnification agreements for directors and officers (the “Indemnification Agreements”), (ii) the appointments of Stout, Rodin and Karol to the board (the “Board Appointments”, (iii) by-law amendments requiring advance notice of director nominations and proposals by stockholders (the “Advance Notice By-Laws”) and (iv) new compensation for directors and officers (the “New Compensation Arrangements”).

MIHAYLO’S BRIEF PROXY CONTEST

27. On April 3, 2006, Mr. Mihaylo sent a letter to the Inter-Tel Board proposing a meeting to discuss a possible all-cash acquisition of Inter-Tel by Mihaylo and Vector Capital Corporation (“Vector’), a technology-focused private equity fund.

28. Because the Company declined to extend the April 8, 2006 deadline under the Advance Notice By-Laws, Mr. Mihaylo delivered on April 7, 2006, a notice of director nominations and notice of resolutions to be presented at the Annual Meeting, including a resolution urging the Board to arrange for the prompt sale of Inter-Tel to the highest bidder and resolutions to repeal the recent by-law amendments. Because of Mr. Mihaylo’s 19.6%

ownership position and the availability of cumulative voting, the defendants recognized that voting alone in a contested election he would have been able to elect at least two directors.

29. On April 21, 2006, Mihaylo filed preliminary proxy materials with the SEC, proposing his three nominees to the eight-member board. His materials opposed the Reincorporation and contended that the § 203 Provision would reduce the flexibility of the board and stockholders. He noted that he was the only beneficial owner of more than 15% of Inter-Tel’s stock and that he had owned his stock since 1969 and was therefore not in the class of persons from whom the Delaware legislature intended to protect stockholders in enacting Section 203. He further stated:

The Delaware legislature determined that Section 203 would only apply to shareholders owning 15% or more of a company’s common stock who have held their shares for less than three years. Yet the Inter-Tel Board has determined to apply the provisions of Section 203 to shareholders holding 15% or more of the Common Stock, regardless of the length of time of their ownership of the Company . The Delaware legislature has seen no need, after over 18 years of experience with Section 203, to amend Section 203 as proposed by the Inter-Tel Board.

THE MIHAYLO SETTLEMENT

30. On May 5, 2006, Mr. Mihaylo and the Company entered into a settlement agreement to resolve the upcoming proxy contest by having Inter-Tel immediately increase the Board from 8 to 11 directors and appoint Mihaylo and his two nominees to the Board (the “Mihaylo Settlement”). Under the Mihaylo Settlement, Inter-Tel would nominate and recommend all 11 directors at the Annual Meeting. Mihaylo agreed to withdraw his proxy solicitation and to vote in favor of (i) the 11 directors to be nominated by Inter-Tel (and not to cumulate his votes) and (ii) the other proposals presented by the Company, including the Reincorporation and the § 203 Provision. Mihaylo agreed that the board could exclude his nominees “from any discussions concerning, and from receipt of any materials regarding, the Company’s value and the strategic plan upon which such value would in part be based, the Company’s relationship with Mr. Mihaylo, and the consideration of any proposal to acquire the Company from Mr. Mihaylo or any other person” (the “Mihaylo Director Restrictions”). The Mihaylo Settlement also provided that if Mihaylo made a proposal to acquire Inter-Tel, a special committee of the Board (which excludes Mihaylo and his two nominees), would review the proposal in a timely manner. Under the Mihaylo Settlement, Mihaylo agreed to a standstill subject to his right to call a special meeting of stockholders if any acquisition proposal he submits meeting certain criteria is rejected by the Board or is not acted on in a timely manner. Inter-Tel agreed to postpone any adoption of a by-law or certificate provision to prevent Mihaylo from calling a special stockholders meeting as long as he owned more than 10% of Inter-Tel’s outstanding stock.

31. The Mihaylo Settlement ensured that the individual defendants would retain their offices. The settlement occurred when other stockholders could no longer nominate directors or present proposals because of the Advance Notice By-Laws the defendants had adopted. Rather than substituting Mihaylo’s nominees for existing directors, including those directors the Board had purportedly appointed in February 2006, the defendants merely expanded the Board. Moreover, defendants secured an agreement that Mihaylo’s nearly 20 percent of the outstanding stock would be voted for them and their entrenchment proposals.

THE PRELIMINARY PROXY STATEMENT AND SEC COMMENT LETTER

32. On April 10, 2006, defendants filed preliminary proxy materials with the SEC for an Annual Meeting to be held on May 31, 2006. The discussion of the Reincorporation Agreement in the preliminary proxy statement included the following:

The Reincorporation Agreement may be amended at any time prior to the Effective Time, subject to applicable law, provided, however, that the principal portions of the Reincorporation Agreement may not be amended without shareholder approval.

An earlier draft of this disclosure prepared by counsel had left out the proviso.

33. The Reincorporation Agreement attached as Annex A to the preliminary proxy materials provided in Section 4.5:

4.5 Amendment. The Boards of Directors of the Constituent Corporations may amend this Agreement (or certificate in lieu thereof) at any time before the Effective Date of the Merger, provided that an amendment made subsequent to the adoption of this Agreement by the stockholders of either Constituent Corporation shall not (i) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of such Constituent Corporation, (ii) alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger or (iii) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series of capital stock of any Constituent Corporation.

Thus, the “principal portions of the Reincorporation Agreement” that the Proxy Statement said could not be amended without shareholder approval must have included, at a minimum, the provisions that Section 4.5 explicitly provided could not be amended after adoption of the agreement by shareholders.

34. In an April 21, 2006 comment letter, the SEC directed:

Please revise your disclosure to state clearly that the Reincorporation Agreement may be amended after security holders have voted to adopt the proposal, and confirm that you will re-solicit security holders’ approval if the terms of the agreement will be materially different than as described here. Additionally, please summarize the “principal portions” of the Reincorporation Agreement that may not be amended without the approval of security holders.

35. Inter-Tel’s April 27, 2006 response to the SEC stated:

Response: The Company has made revisions to the disclosure to state clearly that the Reincorporation Agreement may be amended after the security holders have voted to adopt the proposal and have confirmed that the Company will re-solicit security holders’ approval if the terms of the Reincorporation Agreement are changed in any material respect, rather than pointing to specific principal portions of the Reincorporation Agreement.

36. Inter-Tel’s revised disclosure, which appeared in the final Proxy Statement stated:

The Reincorporation Agreement may be amended at any time prior to the Effective Time, either before or after the shareholders have voted to adopt the proposal subject to applicable law. The Company will re-solicit the shareholders’ approval of the Reincorporation if the terms of the Reincorporation Agreement are changed in any material respects.

Significantly, the text of Section 4.5 of the Reincorporation Agreement, as attached to the three preliminary proxy statements Inter-Tel filed and the final Proxy Statement, remained the same.

THE PROXY STATEMENT

37. On May 10, 2006, Inter-Tel issued its definitive proxy materials for the May 31, 2006 Annual Meeting (the “Proxy Statement”). The Reincorporation and § 203 Amendment were voted upon by record holders of Inter-Tel Arizona stock as of March 22, 2006. Between March 22, 2006 and May 31, 2006, more than 10 million shares of Inter-Tel Arizona common stock traded, a volume equal to nearly half of all outstanding shares of Inter-Tel not held by Mihaylo.

38. The Proxy Statement’s summary of the material provisions of the Reincorporation stated:

The Reincorporation will be effected by merging the Company into a newly formed Delaware company (the “Delaware Company”). Shareholders are urged to read this section of the Proxy Statement carefully, including the related annexes referenced below and attached to this Proxy Statement, before voting on the Reincorporation. The following discussion summarizes material provisions of the Reincorporation. This summary is subject to and qualified in its entirety by the Agreement and Plan of Merger and Reincorporation (the “Reincorporation Agreement”) that will be entered into by the Company and the Delaware Company in substantially the form attached hereto as Annex A, the Certificate of Incorporation of the Delaware Company (the “Delaware Certificate”), in substantially the form attached hereto as Annex B, as altered to effect changes approved by the Company’s shareholders in Proposal No. 3, if applicable, and the bylaws of the Delaware Company (the “Delaware Bylaws”), in substantially the form attached hereto as Annex C. …

The Reincorporation will be effected by the merger of the Company with and into the Delaware Company, a wholly-owned subsidiary of the Company that will be incorporated under the Delaware General Corporation Law (“Delaware Law”) for purposes of the Reincorporation. The Company will disappear as a result of the merger, and the Delaware Company will be the surviving corporation … (underlining added; boldface in original).

The Proxy Statement indicated in several places that the only additional provision to be potentially included in the Delaware Certificate is the § 203 Provision. The Proxy Statement also said that:

At the effective time of the Reincorporation (the “Effective Time”), the Company will be governed by the Delaware Certificate, the Delaware By-laws and Delaware Law.

39. In describing the Reincorporation proposal, the Proxy Statement represented that:

The Company is not seeking through this Proposal No. 2 to change the current charter and bylaw provisions of the Company.

The Proxy Statement also told the stockholders that:

Both the Arizona By-laws and Delaware By-laws provide that written consent is permitted if signed by the holders of all of the shares of outstanding stock entitled to vote with respect to the subject matter of the action.

Significantly, the Proxy Statement did not say that the Company’s charter and by-laws would be changed so that the requirement of unanimous written consent would be contained in the Delaware Certificate. The Proxy Statement indicated that the Delaware By-law requiring unanimous written consent for stockholder action could be repealed, altered or amended by vote of a majority of the outstanding stock of Inter-Tel Delaware. However Section 2.10 of the Delaware By-laws provides that when a quorum is present, the vote of the holders of a majority of the stock having voting power present or represented by proxy shall decide any question, unless a statute, certificate provision or by-law requires a different vote.

40. The Reincorporation Agreement attached as Annex A to the Proxy Statement recited that Inter-Tel Delaware would have authorized capital of 100 million shares of common stock “with no par value.” The Reincorporation Agreement indicates several times that the merger consideration will be no par value common stock of Inter-Tel Delaware. Section 4.8 provides that the Reincorporation Agreement is to be interpreted in accordance with and governed by Delaware law.

THE REINCORPORATION

41. The Proxy Statement acknowledged that the name “Inter-Tel, Incorporated” was not available “from the Delaware Secretary of State” so that the Company will have to use “Inter-Tel (Delaware), Incorporated” as its corporate name after the Reincorporation and file “a dba” to continue to use Inter-Tel and Inter-Tel, Incorporated as trade names. Nevertheless, the Reincorporation Agreement attached to the Proxy Statement stated in Section 1.1 that “the name of the Surviving Corporation shall be Inter-Tel, Incorporated.”

42. The Delaware by-laws attached to the Proxy Statement also contained the Consent By-Law providing that action by written consent is only possible by a unanimous consent of all shares of outstanding stock. The Delaware certificate attached to the Proxy Statement did not contain any provision regarding stockholder action by written consent.

THE SPECIAL RESOLUTION

43. The Proxy Statement sought approval of a special resolution that, among other things, provided that in the event the Reincorporation was approved, the Board could decide to put a provision in the Certificate of Inter-Tel Delaware that will “require the approval of a majority of the disinterested stockholders to effect certain business combination transactions involving shareholders holding 15% or more of the Company’s stock.” The resolution enabled the Board to determine whether to add the § 203 Provision to the Delaware Certificate. It did not authorize that board to add any other provisions to that certificate.

44. The disclosure concerning the special resolution occupies only one page of Inter-Tel’s 49 page Proxy Statement. The Proxy Statement described the § 203 Provision as follows:

The proposed provision has been drafted to mirror in many ways Section 203 of the Delaware Law as described in detail in Proposal No. 2. The principal differences between the statutory regime and the proposed charter provision are (i) that the charter provision would apply to all Interested Shareholders, regardless of when such an Interested shareholder (sic) acquired a 15% interest in the Company’s voting stock or for how long such an Interested Shareholder has held such interest and (ii) rather than requiring the approval of two-thirds of the disinterested shareholders to consummate a business transaction as required by Section 203 of the Delaware Law, the proposed provision would require the approval of only a majority of disinterested shareholders. The Board believes that these alterations will provide wider protections against takeover abuses by Interested Shareholders than those afforded by statute without imposing more onerous approval burdens.

Thus, the Proxy Statement asserted that the § 203 Provision “mirrors” 8 Del. C. § 203, and identified only two principal differences between § 203 and the certificate provision. However, the Proxy Statement did not mention the numerous other differences that made the § 203 Provision far more restrictive than § 203. For example, the Proxy Statement did not mention the § 203 Provision’s complete elimination of the ability of the Board to pre-approve the § 203

Provision’s Interested Stockholder status or a Business Combination. Because the § 203 Provision places an “increased burden … on takeover attempts,” defendants conceded that it might discourage future attempts to acquire control of the Company unless the incumbent Board approves.

THE ANNUAL MEETING AND OTHER DEVELOPMENTS

45. Inter-Tel’s Annual Meeting was held on May 31, 2006, For several weeks following the Annual Meeting, the defendants made no public announcement regarding the Annual Meeting’s outcome. Not until June 30, 2006, did Inter-Tel publicly announce that the Reincorporation and § 203 Provision had been approved at the Annual Meeting. Of course, the vote was influenced by Mihaylo’s agreement to vote for the Reincorporation and the § 203 Provision, the defendants’ elimination of the opposition to those proposals and defendants’ misleading and incomplete disclosure.

46. The first thing the Inter-Tel directors did after the Annual Meeting was to see to their own compensation. On May 31, 2006, the board amended Inter-Tel’s director option plan to permit the Chairman of the Board to receive options and to provide for proration of available shares toward the 7,500 options per-director annual grant. Based on this amendment, the non-employee directors were each granted options for 2,750 shares on June 7, 2006. The board also approved a “substitute compensation arrangement” so that each non-employee director was paid $29,433 in cash, which purportedly represented the Black-Scholes value of 4,750 options. Of course, unlike the options which would have been subject to various restrictions that rendered them worth significantly less than the Black-Scholes value, the cash had a certain and immediate greater value than the options.

47. The Mihaylo Settlement agreement, dated May 5, 2006, provides in paragraph l(d) for the Mihaylo Director Restrictions. Yet just one day earlier, the Inter-Tel board purported to adopt a resolution creating the Special Committee, which effectively allowed the defendants to exclude Mihaylo and his nominees from virtually any substantive board meeting. According to Minutes of the May 4, 2006 Board Meeting (which were not produced in this case until March 19, 2007):

NOW, THEREFORE, BE IT RESOLVED: that this Board of Directors determines that it is in the best interest of the Company and its shareholders to create and, accordingly, hereby does create a Special Committee . . . consisting of [defendants Cappello (as Chairman), Anderson, Chapman, Edens, Karol, Rodin Stout and Winkler], and that the Special Committee shall have and may exercise all the powers and authority of the Board of Directors, to the extent permitted by law, the bylaws and articles of incorporation of the Company, with respect to all matters as to which the Special Committee may determine that Mihaylo and the other Mihaylo Nominees have or may have actual or potential conflicting financial interests and/or loyalties, including without limitation those matters specifically referred to in the Settlement Agreement (the “Designated Matters”);

The resolution also purports to authorize officers to take any action pursuant to the authority of the Special Committee and to ratify all such conduct and documents executed pursuant to such authority. The resolution also provides that members of the Special Committee are paid $1,500 per meeting.

48. Under the Mihaylo Settlement, Mihaylo and his nominees could only be excluded from discussions concerning Inter-Tel’s value and strategic plan, the Company’s relationship with Mr. Mihaylo and the consideration of any acquisition proposal from Mr. Mihaylo or any other person. Notably, despite the breathtaking scope of the Special Committee’s authority, it cannot reasonably include the power to change the Inter-Tel Delaware Certificate and the Reincorporation Agreement.

49. Defendants’ privilege log produced in this case indicates that at the May 31, 2006 Board meeting, the Board discussed the formation of a Special Committee. However, in the draft minutes of the meeting that defendants have produced, the entire discussion of the “formation” of the Special Committee is redacted as purportedly “not responsive,” even though these discussions occurred after the purported creation of the Special Committee.

50. On June 7, 2006, Inter-Tel’s counsel sent the Delaware Certificate to Corporation Service Company (“CSC”) for filing with the Delaware Secretary of State. CSC’s representative asked whether Inter-Tel wanted to include a par value for its stock, pointing out that 100 million shares of no par value stock would require a filing fee of $402,317. There followed a discussion among Inter-Tel officers and counsel concerning whether to include a par value. Significantly, in none of these exchanges did anyone indicate that having no par value stock as the merger consideration was the result of a drafting error. Rather, Inter-Tel’s management, including defendant Stout, simply determined, two weeks after the Inter-Tel Arizona stockholders voted on the Reincorporation, to change the merger consideration from no-par value stock of Inter-Tel Delaware to par-value stock.

THE MIHAYLO OFFER AND AMENDMENT

51. On June 15, 2006, it was announced that Mihaylo, together with Vector, had submitted a proposal to the Inter-Tel Board to acquire all the outstanding common shares of the Company for $22.50 per share in cash (the “Mihaylo Offer”). The Mihaylo Offer represented approximately a 14% premium over the closing price of Inter-Tel’s stock on NASDAQ on March 3, 2006 and a 12% premium over the closing price on June 14, 2006.

52. Consistent with their efforts to do everything to prevent Inter-Tel’s stockholders from receiving an offer for their shares, the defendants claimed that the Mihaylo Offer did not comply with the Mihaylo Settlement because it was conditional on completion of due diligence. On June 28, 2006, Inter-Tel entered into an amendment of the Mihaylo Settlement pursuant to which Inter-Tel agreed to provide additional due diligence to Mihaylo, and Mihaylo was given until July 28, 2006 to submit to the Inter-Tel Board an offer to purchase all Inter-Tel’s shares for cash. The Amendment also extended Inter-Tel’s agreement not to amend its by-laws to prevent Mihaylo from calling a special meeting of the stockholders so long as he and his affiliate hold at least ten percent (10%) of the Company’s stock (the “Additional Special Meeting Restriction”) until July 28, 2006 (in the event Mihaylo has not made an offer as of that date) or September 30, 2006 (in any event).

THE INVALID REINCORPORATION

53. On June 16, 2006, a Special Committee of the Inter-Tel Arizona Board had a meeting at which it discussed this lawsuit, which had been filed the day before. The heavily redacted minutes reflect that the committee determined to hold off on the Reincorporation in Delaware “until a more rigorous analysis had been undertaken.” According to heavily redacted minutes of a June 19, 2006 meeting, the Special Committee determined to “proceed with the reincorporation, subject to including the majority of the minority provision and unanimous shareholder written consent provision in the certificate of incorporation.” Defendants and counsel recognized that plaintiff’s claim that the Consent By-Law was invalid under Delaware was correct. However, rather than simply acknowledge the invalidity of the by-law, their reaction was to question plaintiff’s motives, to affix blame and to preserve their ability to prevent Inter-Tel’s stockholders from acting by consent. They decided to misinterpret the Proxy

Statement as providing “wiggle room” for them to move the consent restriction from the by-laws to the Delaware Certificate. Defendants and counsel concluded that the § 203 Provision was proper because additional exceptions to the prohibition on business combinations were contained in § 203.

54. The Special Committee purportedly decided at its June 19, 2006 meeting to proceed with the Reincorporation and include the § 203 Provision and Consent Provision in the Delaware Certificate. Nevertheless, according to heavily redacted minutes, the committee discussed these issues again at a June 24, 2006 meeting. These minutes claim for the first time that putting the unanimous consent requirement in the by-laws instead of the certificate was “due to a drafting error.” In determining to put the Consent Provision in the Delaware Certificate, the Special Committee relied on the false conclusion that “the proxy statement clearly stated that there would be such a requirement in either the charter or by-laws,” (Emphasis added). In fact, the Proxy Statement expressly said the unanimous consent requirement would be in the by-laws and the forms of Delaware Certificate and Delaware By-Laws that were included with the Proxy Statement confirmed the provision would not be in the charter.

55. The Special Committee minutes from June 2006 do not show that (i) the directors reviewed the text of the Consent Provision or (ii) the directors authorized any change in the merger consideration from no par to par value shares. Moreover, the Inter-Tel Arizona Board never acted to amend the Reincorporation Agreement or change the Delaware Certificate.

56. On June 26, 2006, Stephen M. Wurzburg, Esquire of Pillsbury Winthrop Shaw Pittman (“Pillsbury”) transmitted to Norman Stout, Inter-Tel Arizona’s Chief Executive Officer, “the revised Certificate of Incorporation for Inter-Tel Delaware, Incorporated to create the wholly-owned subsidiary of Inter-Tel (Arizona),” and “a bunch of other documents which need signing as well to effect the re-incorporation.” The additional documents which required execution in connection with the reincorporation were described by Mr. Wurzburg as follows:

1. action by sole incorporator of Inter-Tel Delaware: The incorporator adopts bylaws, elects the board (Norman), and resigns.

2. action by sole director of Inter-Tel Delaware: The director takes care of typical formation tasks such as ratifying acts of incorporator, electing officers, etc. and approves the issuance of 1000 shares of stock for $ 1.00 to Inter-Tel AZ.

3. action by sole director of Inter-Tel Delaware: The director approves the reincorporation.

4. stock purchase agreement: Inter-Tel (Arizona) subscribes to the 1,000 shares of Inter-Tel Delaware.

5. certificate of merger: the document filed with the Secretary of State of Delaware to effect the reincorporation.

6. articles of merger: the document filed with the Secretary of State of Arizona to reflect the merger.

7. Agreement and plan of merger and reincorporation: the agreement between the Arizona and Delaware corporation to effect the merger. It is substantially in the form attached to the proxy statement.

8. bylaws: the bylaws of Inter-Tel Delaware. They are substantially in the form attached to the proxy statement.

9. action by sole stockholder of Inter-Tel Delaware: Inter-Tel Arizona, as the sole stockholder of Inter-Tel Delaware approves the merger.

57. Mr. Stout was in Toronto, Canada when he received Mr. Wurzburg’s June 26, 2006 e-mails and could not open or print out the attached documents. On June 27, 2006, Mr. Wurzburg faxed signature pages for the Inter-Tel Delaware incorporation and the Reincorporation documents to Mr. Stout with instructions:

Please sign attached documents but do not date, then fax back to Steve Wurzburg at (866) 741-1919.

Later that same day, Mr. Stout faxed the signature pages back to Mr. Wurzburg of Pillsbury. Thus, the signature pages of the Reincorporation documents were executed by Stout on June 27, 2006. Consistent with Mr. Wurzburg’s instructions, the signature pages sent by Mr. Stout did not have the date filled in. Defendants have not identified who altered these documents to date them by hand “June 28,” 2006.

58. Comparison of the Reincorporation Agreement, Delaware By-Laws and other documents sent to Mr. Stout on June 26, 2006 with what the defendants claimed were the documents approved by the incorporator, board and stockholder of Inter-Tel Delaware reveals numerous differences, indicating that changes were made from the documents Stout purportedly approved. For example, the by-laws purportedly adopted by Stout as incorporator, as attached as Exhibit A to the Action of Incorporator of Inter-Tel Delaware contained in Inter-Tel’s closing binder, include a unanimous consent requirement in Section 2.16, that begins with the phrase:

So long as provided in Section D of Article IV of the Corporation’s Certificate of Incorporation …

This phrase, which was absent from every version of the by-laws that was provided to the directors, filed with the SEC and/or sent to the Inter-Tel stockholders, does not appear in the Inter-Tel Delaware by-laws that Mr. Wurzburg sent to Mr. Stout on June 26, 2006 with the Action of Incorporator purporting to adopt by-laws. There were also numerous changes to the Reincorporation Agreement. Inter-Tel’s counsel acknowledged in an e-mail sent on the evening of June 28, 2006, that the “footer” on the Reincorporation Agreement had been changed stating, “yes footer shows v2 to match signature.” There are no minutes or other documents showing that (i) the Inter-Tel Arizona Board ever approved any amended Reincorporation Agreement, (ii)

any change in the merger consideration, (iii) the revised Consent By-Law or (iv) the Consent Provision.

59. The Certificate of Incorporation of Inter-Tel Delaware was not filed until June 28, 2006. The Reincorporation was invalid because at the time of execution of the Reincorporation documents, the signers did not have the legal capacity claimed. The Action of Incorporator of Inter-Tel Delaware purportedly adopting by-laws, reducing the Inter-Tel Delaware board from 11 directors to 1 director, electing Stout as initial director and resigning as incorporator “immediately after execution” was signed by Stout the day before Inter-Tel Delaware was formed. Stout executed consents as the purported sole director of Inter-Tel Delaware supposedly approving the Reincorporation Agreement, ratifying the actions of the incorporator (including the adoption of by-laws) authorizing the issuance of stock to Inter-Tel Arizona, electing officers and taking numerous other actions, all at a time when Inter-Tel Delaware had not been formed and consequently he had not been elected as director. The purported written consent of Inter-Tel Arizona as sole stockholder of Inter-Tel Delaware approving the Reincorporation Agreement (the “Reincorporation Consent”) was executed at a time when Inter-Tel Arizona could not have been a stockholder of Inter-Tel Delaware because the Delaware corporation had not yet been created. Similarly, the Reincorporation Agreement and Common Stock Purchase Agreement were executed by Inter-Tel Delaware before that corporation existed. The same is true for the certificate of merger filed with the Delaware Secretary of State and the Articles of Merger filed with the Arizona Secretary of State. Significantly, the Action by Written Consent of the Sole Director of Inter-Tel Delaware approving the Reincorporation Agreement repeatedly identifies the merger consideration as “no par value” stock of Inter-Tel Delaware.

CHANGES TO THE INTER-TEL DELAWARE CERTIFICATE

60. On June 28, 2006, a Certificate of Incorporation of Inter-Tel (Delaware), Incorporated was filed with the Delaware Secretary of State. In addition to adding the Section 203 Provision, this Certificate of Incorporation contained two other additions that were not found in the text of the Delaware Certificate which was provided to the Inter-Tel Arizona stockholders as Annex B to the Proxy Statement. First, though the Reincorporation Agreement attached as Annex A to the Proxy Statement had indicated that the shares of Inter-Tel Delaware would have no par value, the Certificate filed with the Delaware Secretary of State provided that Inter-Tel Delaware’s common stock would have a par value of $0,001 per share. Second, in response to plaintiff’s Complaint pointing out the invalidity of the Consent By-law, a new Section D was added to Article IV to place the requirement for a unanimous vote for actions by stockholder consent into the Certificate of Incorporation (the “Consent Provision”). Specifically, Article IV Section D provides:

Action Without Meeting By Written Consent. All actions required to be taken at any annual or special meeting may be taken without a meeting, without prior notice and without a vote, if a consent or consent in writing, setting forth the action so taken, shall be signed by the holders of all shares of outstanding voting stock and shall be delivered to the Corporation by delivery to its registered office, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings or (sic) stockholders are recorded.

Also, in response to plaintiff’s Complaint, §1.1 of the Reincorporation Agreement was revised to provide that the name of the Surviving Corporation would be Inter-Tel (Delaware) Incorporated, rather than Inter-Tel, Incorporated.

61. On June 30, 2006, Inter-Tel filed with the SEC an 8-K representing that the Certificate and By-laws of the Surviving Corporation were attached. The 8-K also represents that the § 203 Provision and the differences in the rights of Inter-Tel’s stockholders as a result of the Reincorporation were more fully described in the Proxy Statement, “which is incorporated in its entirety herein by reference.” However, the 8-K makes no mention of the addition of Article IV Section D to the Certificate, the change in the common stock of Inter-Tel Delaware from no-par stock to par stock or the changes in the Reincorporation Agreement.

62. On August 23, 2006, Mr. Stout executed an “Action by Sole Director of Inter-Tel Delaware, Incorporated Dated Effective: June 28, 2006 at 3:36 p.m.” (the “August 23 Action”). By creating this after-the-fact “Action,” Inter-Tel’s counsel and its CEO, Mr. Stout, recognized that the Reincorporation documents had not been approved and executed in conformity with the DGCL. Though it was not executed until August 23, 2006, the August 23 Action purports to be effective “June 28, 2006 at 3:36 p.m.” in an effort to have the actions recited therein effective “after formation [of Inter-Tel Delaware], but prior to the Reincorporation.” Thus, the August 23 Action recognized that, in order to be legally effective, various actions taken in connection with the Reincorporation, such as approval of the Reincorporation Agreement by the Board of Inter-Tel Delaware, had to have occurred after the incorporation of Inter-Tel Delaware (which purportedly occurred at 3:34 p.m. on June 28, 2006, though the document indicates that it was not delivered to the Secretary of State until 3:39 p.m.) but before the filing of the merger certificate at 3:39 p.m. on that date. However, the August 23 Action, even if it could be retroactively effective, could not validate actions that were taken by Stout as incorporator or as a purported officer of Inter-Tel Delaware or the consent on behalf of Inter-Tel Arizona as purported sole stockholder of Inter-Tel Delaware. Moreover, because Mr. Stout was not the sole director of Inter-Tel Delaware on August 23, 2006, his signature was not sufficient to act on behalf of the Inter-Tel Delaware Board.

MIHAYLO’S RENEWED AND INCREASED OFFERS

63. In a letter dated July 28, 2006, Mihaylo and Vector resubmitted their offer to the Inter-Tel Board to purchase all of the outstanding shares of common stock of the Company for $22.50 per share in cash. At a meeting held on August 11, 2006, the Special Committee of the Inter-Tel Board rejected the offer as inadequate. On August 21, 2006, Mihaylo and Vector increased their offer to purchase all of the outstanding shares of common stock of the Company to $23.25 per share in cash (the “August 21 Offer”).

64. On August 25, 2006, pursuant to Section 5 of the Mihaylo Settlement, Mihaylo submitted a letter to the Company in which he exercised his right to request that the Company promptly call a special meeting of the stockholders (the “Special Meeting”) in order to vote to “urge the Inter-Tel Board of Directors to arrange for the prompt sale of Inter-Tel to the highest bidder.”

65. On August 25, 2006, the Company announced that the Special Committee had rejected the $23.25 offer from Mihaylo and Vector. On August 26, 2006, Mihaylo and Vector filed with the SEC a Form PREC14A, which contained preliminary proxy solicitation materials concerning the Special Meeting and recommended that the stockholders of Inter-Tel vote in favor of a non-binding resolution urging the Board to arrange a “prompt sale of Inter-Tel to the highest bidder” (the “Mihaylo Resolution”).

66. Using the financial and other resources of Inter-Tel, the defendants waged an expensive proxy contest against the Mihaylo Resolution. In their proxy contest, the defendants emphasized that the Inter-Tel Special Committee was currently conducting a strategic review of alternatives for maximizing shareholder value. However, the defendants did not announce the results of their strategic review prior to the October 24 Special Meeting. Indeed, the results have still not been announced.

67. In the proxy contest, the defendants touted themselves as highly competent and committed to strong corporate governance. However, in their proxy statement and other disclosure materials related to the Special Meeting, the defendants never disclosed (i) that the Consent Provision had been placed in the Inter-Tel Delaware certificate after the shareholder vote, (ii) the manner in which the Reincorporation documents had been revised and executed or (iii) the change in the merger consideration. A reasonable stockholder would consider these facts important in determining whether to trust the competence and integrity of management to carry out a review of strategic options and execute a strategic plan.

68. At the Special Meeting, the Mihaylo Resolution received approximately 49.4% of the votes cast. Approximately 20% of the shares did not vote. Given the closeness of the vote, the non-binding nature of the resolution, the number of shares not voted, defendants’ failure to complete and disclose the outcome of the strategic review and defendants’ failure to disclose facts germane to their competence and integrity, the results of the vote were hardly a mandate for defendants’ purported long-term strategic plan.

THE 2007 PROXY CONTEST

69. On March 2, 2007, Mihaylo announced that he intended to nominate five directors at the 2007 Inter-Tel Annual Meeting and would be introducing seven resolutions for a stockholder vote at the meeting. Consistent with their previous approach, defendants immediately attacked Mr. Mihaylo publicly for exercising the right of stockholders to nominate directors and propose resolutions.

70. On March 12, 2007, Inter-Tel filed an 8-K with the SEC announcing that on March 6, 2007 the Inter-Tel Board had adopted Amended and Restated By-Laws (the “Restated By-Laws”). The 8-K described 11 specific changes to the by-laws, including:

•

Revised to provide that stockholders holding at least 25% of the outstanding capital stock of the Company may call a special meeting of the stockholders, as compared to the previous standard permitting stockholders holding at least 10% of the outstanding capital stock of the Company to do so (Section 2.3);

•

Revised to provide that the Chairman of the Board, the Chief Executive Officer and the Secretary are authorized to call a stockholder meeting at the request of stockholders holding at least 25% of the outstanding capital stock of the Company, as opposed to the prior version of the provision which granted such authority only to the President and Secretary (Section 2.3);

* * *

•	Revised to permit notice to directors by facsimile, and eliminated notice by telegram (Section 8.1)

* * *

71. In a 12th bullet point, the 8-K indicated that the other changes made to the by-laws were insignificant:

•	Revised to reflect other minor wording and conforming changes, including deletions of duplicative and outdated or inapplicable provisions, updated cross-references, and other similar changes.

72. The 8-K did not disclose that among the changes to the by-laws was the deletion of Section 2.16, the Consent By-Law whose validity is challenged in this action. Moreover, the 8-K misleadingly failed to disclose completely and accurately other changes in the Revised By-Laws that are not “minor wording and conforming changes,” including changes to several by laws the 8-K purported to describe. For example, in describing the changes to Section 2.3 relating to the ability of stockholders to call a special meeting, the 8-K did not mention that, whereas the prior version of Section 2.3 required that a special meeting of stockholders “shall be called” at the request in writing of stockholders owning at least 10% of Inter-Tel Delaware’s stock, that the version of Section 2.3 in the Revised By-Laws states that a special meeting of stockholders “may be called” by the Chairman of the Board, the Chief Executive Officer or the Secretary at the written request of stockholders owning at least 25% of Inter-Tel Delaware’s outstanding stock. Thus, while Section 2.3 previously contained mandatory language requiring the calling of a special meeting at the request of the designated percentage of the stockholders, the revised version deletes the mandatory language and instead indicates only that the designated officers may call a special meeting upon such stockholder request.

73. The Revised By-Laws also alter Section 2.4, which previously provided for written notice of an adjourned meeting if “the date of any adjourned meeting is more than thirty (30) days after the date for which the meeting was originally noticed”, to provide that notice was only required if “the adjournment is for more than thirty (30) days.” Thus, there can now be successive adjournments of a stockholder meeting that delay the meeting far beyond 30 days from the original meeting date without any written notice being given to stockholders. The defendants also altered the term of directors under Section 3.1 by deleting the limitation that directors would hold office “until the expiration of the term for which elected.” The 8-K makes no mention of this change, though it describes other changes to Section 3.1. The 8-K describes a change to Section 8.1 to permit notice to directors by facsimile and eliminate notice by telegram, but fails to discuss the comparable changes to Section 3.8 or the deletion of the provision of that section that required that where notice was not communicated directly to the director or was given by facsimile or e-mail, that notice must be given also in another manner unless receipt of the notice had been confirmed by the director by phone, voicemail, e-mail, fax or telegram. This change will make it easier for the defendants to hold board meetings without the participation of Mihaylo and his designees.

74. The 8-K also did not disclose the change in the quorum requirement of Section 3.9 for board meetings from “a majority of the directors then in office” to “a majority of the total number of members.” This change appears calculated to ensure that Mihaylo designees (even if he succeeds in electing five directors at the 2007 Annual Meeting) will not constitute a quorum even if other directors resign or otherwise leave the Board. While the 8-K references changes to Section 4.3, it fails to mention the deletion of the requirement that the committees report their minutes of meetings to the Board. This change is calculated to avoid having Mihaylo and his designees aware of actions taken by the various committees from which they are excluded.

COUNT I

INVALIDITY OF THE § 203 PROVISION

75. Plaintiff repeats and realleges the allegations above as if fully set forth herein.

The Terms of Section 203

76. Section 203(a) of the DGCL prohibits Business Combinations with an Interested Stockholder for three years following the date such person became an Interested Stockholder:

Notwithstanding any other provisions of this chapter, a corporation shall not engage in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder…

77. Section 203 contains three exclusions to the three-year moratorium on Business Combinations with Interested Stockholders. First, under § 203(a)(1), the prohibition on Business Combinations will not apply if prior to the stockholder becoming an interested stockholder, the Board of Directors approves either the Business Combination or the transaction which creates Interested Stockholder status (the “Prior Board Approval Exclusion”). The second exclusion

(§ 203(a)(2)) applies when the transaction resulting in the stockholder becoming an Interested Stockholder causes that stockholder to own at least 85% of the corporation’s outstanding voting stock, as calculated pursuant to the terms of the statute (the “85% Exclusion”). The third exclusion is the Subsequent Board and Stockholder Approval Exclusion contained in § 203(a)(3), which requires both board and stockholder approval at or after the time Interested Stockholder status occurred:

At or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding stock which is not owned by the interested stockholder. (Emphasis added).

78. Section 203(b) identifies seven circumstances where § 203 will not apply, including subsections: (3) the stockholders adopt a by-law amendment expressly electing not to be governed by the section (the “Stockholder By-Law Opt-Out”); (4) the corporation’s stock is not traded on a major stock market and is not held of record by more than 2000 holders (the “Small Company Out”); (5) a stockholder becomes an interested stockholder inadvertently and promptly divests (the “Inadvertent Interested Stockholder Exception”); and (6) the business combination is proposed to compete with a major transaction approved or not opposed by the incumbent board (the “Competitive Business Combination Exception”).

The § 203 Provision’s Conflict with the Statute

79. Section (a) of the § 203 Provision states:

(a) The corporation shall not engage in any business combination with any interested [shareholder/stockholder] following the time that such [shareholder/stockholder] became an interested [shareholder/stockholder], unless at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of [shareholder/stockholders, and not by written consent, by the affirmative vote of at least a majority of the outstanding voting stock which is not owned by the interested [shareholder/stockholder].

80. The § 203 Provision does not contain two of the three ways that 8 Del. C. § 203(a) allows to exempt a Business Combination with an Interested Stockholder: the Prior Board Approval Exclusion of Section 203(a)(l) and the 85% Exclusion of Section 203(a)(2). The § 203 Provision also requires a lower stockholder vote than the Subsequent Board and Stockholder Approval Exclusion of § 203 and enlarges § 203’s three year moratorium on Business Combinations with Interested Stockholders into a perpetual prohibition of any Business Combination with any Interested Stockholder. The § 203 Provision also does not contain any of the seven statutory optouts found in Section 203(b).

Violation of § 203 (a)

81. The § 203 Provision violates § 203(a) and Delaware public policy by converting the limited three-year moratorium on Business Combinations with an Interested Stockholder into a permanent ban on such transactions. Delaware made a deliberate choice to limit the restrictions of § 203 to three years and to not impose any continuing restrictions beyond that period.

Violation of § 203(a)(1)

82. Section 203(a)(l) specifically authorizes the board to waive the restrictions on Business Combinations through prior board approval of Interested Stockholder status or the Business Combination before the person becomes an Interested Stockholder. The absence of the Prior Board Approval Exclusion in the § 203 Provision means that the Provision precludes the Inter-Tel Board, now and forever, from waiving the Business Combination restrictions by granting approval of the combination or of Interested Stockholder status before the potential acquiror becomes an Interested Stockholder. This violates not only 8 Del. C. § 203(a), but also 8 Del, C. § 141 (a) and the Delaware common law of fiduciary duty.

83. Whether to waive the restrictions on Business Combinations by prior approval of Interested Stockholder status or a Business Combination pursuant to § 203(a)(1) is a decision for the Board to make in the exercise of its fiduciary duty. The § 203 Provision will deprive all future Boards of Inter-Tel the opportunity to discharge their fiduciary duty in an area of fundamental importance to the shareholders: negotiating a possible sale of the corporation. Indeed, Inter-Tel will not be able to enter into any agreement, arrangement or understanding with a prospective acquiror without making that acquiror an Interested Stockholder who will be subject to the § 203 Provision’s restrictions on Business Combinations. For example, if Inter-Tel needed to sell a 20% equity stake in the Company quickly in order to raise funds to avoid a financial crisis, it could not do so without subjecting the purchaser to restrictions on Business Combinations. The § 203 Provision is a defensive measure which would require the Inter-Tel board to breach its fiduciary duty because it could not waive the restrictions on Business Combinations regardless of whether doing so is in the corporation’s best interest. The § 203 Provision is invalid because it restricts the Inter-Tel Board in a way which limits the exercise of its fiduciary duties.

Violation of 8 Del C. § 203(a)(2)

84. The § 203 Provision prevents Inter-Tel’s stockholders from receiving and accepting an offer so attractive that more than 85% of the public stockholders wish to accept the offer, even though the Board opposes it. The provision interferes with the statutory right of stockholders such as plaintiff, who did not vote for the provision, to receive and accept tender offers at a price high enough to attract 85% support. It also places an unreasonable burden on tender offers. The § 203 Provision conflicts with Delaware’s public policy of balancing the restrictions on Business Combinations with exclusions that protect the stockholders’ right to receive offers for their shares.

Violation of 8 Del C. § 253

85. The § 203 Provision provides that “[t]he corporation shall not engage in any business combination with any interested stockholder.” There is no exception to this prohibition for short-form mergers with stockholders owning more than 90% of the corporation’s stock. The § 203 Provision conflicts with 8 Del. C. § 253, which reflects the intent of the Delaware General Assembly to permit short-form mergers without board or stockholder approval when greater than 90% ownership is achieved. The § 203 Provision imposes procedural requirements (i.e. board approval and a stockholder vote) that § 253 was specifically intended to eliminate and impinges on a specific statutory power to cause a short-form merger. The § 203 Provision precludes a short-form merger with an Interested Stockholder owning more than 90% of all outstanding shares, even if the transaction is exempt from § 203 under § 203(a)(1) or (2).

Violation of § 203(b)

86. The § 203 Provision’s omission of the Stockholder By-Law Opt-Out also violates the DGCL and public policy. The DGCL authorizes the stockholders to amend the by-laws. 8 Del. C. § 109. Section 203(b)(3) specifically authorizes the stockholders at any time to adopt by the affirmative vote of a majority of the shares entitled to vote a by-law amendment electing not to be governed by § 203. Thus, that section allows stockholders to eliminate the restrictions on Business Combinations imposed by the statute. Under § 203(d), the vote required for such a by-law amendment may not be increased by a certificate or by-law provision. The § 203 Provision, however, would render the statutory right of the stockholders to opt-out of the restrictions on

Business Combinations useless. The restrictions of the § 203 Provision would apply and the stockholders cannot opt-out of those restrictions through a by-law amendment. Delaware’s public policy, as embodied in § 203, provides that the stockholders retain the right to eliminate § 203’s restrictions on Business Combinations by a majority vote on a by-law without the need for board approval. The § 203 Provision violates § 109 and § 203 of the DGCL and contravenes Delaware’s public policy.

87. The § 203 Provision also conflicts with § 203 because it omits other important opt-outs that the statute provides, such as the Inadvertent Interested Stockholder Exception, the Small Company Out and the Competitive Business Combination Exception. The elimination of the Competitive Business Combination Exception deprives the stockholders of an opportunity for a higher bid from an Interested Stockholder even where the board has agreed to (or has not opposed) a merger or other important corporate transaction with someone else. For example, the board could approve and recommend a self-interested management buyout at an unfair price, but the stockholders would not be able to receive a competing bid from an Interested Stockholder.

Lack of Board Determination

88. The § 203 Provision is also invalid because the Special Resolution only authorized Inter-Tel’s Board of Directors to determine whether to include that provision in the Delaware Certificate. The Board never made such a determination. Instead, the Special Committee determined to include the § 203 Provision in the Delaware Certificate. Moreover, the defendants have produced no evidence that the Board could or did authorize the committee to make that determination. Furthermore, changes were made to the § 203 Provision after the vote of the Inter-Tel Arizona stockholders that were not approved by either the Inter-Tel Arizona Board or the Special Committee. The § 203 Provision should also be invalidated because of the invalidity of the Reincorporation and the ineffectiveness of the shareholder vote on and board approval of the provision.

COUNT II

Invalidity of the Consent By-Law and Consent Provision

89. Plaintiff repeats and realleges the previous paragraphs as if fully set forth herein.

90. In pertinent part, 8 Del C. § 228(a) provides:

Unless otherwise provided in the certificate of incorporation, any action required by this chapter to be taken at any annual or special meeting of stockholders of the corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted … (emphasis added).

91. The Consent By-Law provides:

Action Without Meeting By Written Consent. All actions required to be taken at any annual or special meeting may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of all shares of outstanding voting stock …

The Consent By-Law conflicts with and violates § 228(a) by attempting to impose a unanimous vote requirement for actions by consent, when § 228(a) specifies that the vote required for consent action is “a minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.” Significantly, § 228(a) only allows its provisions to be changed if the certificate of incorporation provides otherwise. A by-law cannot alter the right to act by consent provided under 8 Del. C. § 228(a). Accordingly, the Consent By-Law is invalid.

92. Article IV Section D of the Certificate of Inter-Tel Delaware is invalid. This Consent Provision was added to the Certificate in violation of Section 4.5 of the Reincorporation Agreement which provided that any amendment to the Agreement made subsequent to adoption of the Agreement by the stockholders of either of the Constituent Corporations shall not alter or change any terms of the Delaware Certificate or alter or change any terms or conditions of the Agreement which would adversely affect the holders of Inter-Tel Delaware common stock. The addition of the Consent Provision also violated the similar terms of 8 Del. C. §§ 251 (d) and 252. The Consent Provision is also invalid because of the invalidity of the Reincorporation.

93. The addition of Article IV Section D altered and changed terms of the Delaware Certificate after stockholder approval. It also adversely affected the holders of Inter-Tel Delaware common stock. First, the unanimous consent requirement in the Delaware By-laws (even if it were valid) could be amended by the stockholders without Board approval. In contrast, under 8 Del. C. § 242, an amendment of Article IV Section D would require Board approval, in addition to stockholder approval. Second, while under the Delaware By-laws, the unanimous consent requirement in the By-laws could be eliminated by a vote of a majority of the quorum, the stockholder vote required under § 242 for an amendment of Article IV Section D of the Delaware Certificate would be a majority of all outstanding shares. Third, the provision of the Delaware By-laws requiring unanimous action for consent is invalid and a nullity under Delaware law. Therefore, under the Delaware Certificate and Delaware By-laws presented to the stockholders of Inter-Tel Arizona, there was no valid restriction on the exercise of the power of written consent under § 228 of the DGCL. The unilateral insertion of the unanimous consent requirement in the Delaware Certificate was an attempt to impose restrictions on consents that would comply with § 228. By purporting to create such restrictions, the Consent Provision adversely affects the holders of Inter-Tel Delaware Common Stock.

94. The change of Inter-Del Delaware’s stock from no-par stock to par-value stock also violated § 4.5 of the Reincorporation Agreement and 8 Del. C. § 251(d). Because the terms of the Reincorporation Agreement were changed in material respects and in violation of the Reincorporation Agreement, the defendants were required to re-solicit the shareholders’ approval of the Reincorporation, as was represented to the stockholders in the Proxy Statement.

COUNT III

BREACH OF FIDUCIARY DUTY

95. Plaintiff repeats and realleges the previous paragraphs as if fully set forth herein.

96. The individual defendants owe fiduciary duties of loyalty, due care and good faith to the shareholders of Inter-Tel, and must act to maximize the value of their shares.

97. The individual defendants have a duty to consider all valid offers to purchase Inter-Tel and to seek through negotiations or other actions the best possible offer from Mihaylo or anyone else.

Defensive Measures

98. The individual defendants are engaged in a course of activities that violates their fiduciary duties to the Inter-Tel stockholders. They have manipulated the corporate machinery in order to entrench themselves in office. These activities include: (i) the Indemnification Agreements; (ii) the Advance Notice By-Laws; (iii) the Board Appointments; (iv) the New Compensation Arrangements; (v) their failure to seek a full and fair offer from Mihaylo; (vi) the Reincorporation; (vii) the § 203 Provision; (viii) the Mihaylo Settlement; (ix) the Consent By-Law and Consent Provision; (x) the amendments reflected in the Restated By-Laws; (xi)

misleading and incomplete disclosure; and (xii) continuing failure to pursue a value-maximizing plan for the stockholders. These measures touch on issues of control. The defendants have also sought to impede the Mihaylo Offer and have formulated a plan to disenfranchise Inter-Tel’s stockholders by even preventing Mihaylo to call a special stockholders meeting. Defendants’ primary purpose in these activities was to entrench themselves. There was no legitimate threat to Inter-Tel, and defendants’ response was not reasonable in relation to any purported threat in light of already existing defensive measures

Decision to Include the § 203 Provision

99. The defendants breached their fiduciary duty by determining in June 2006 to place the § 203 Provision into the Delaware Certificate. Inclusion of the § 203 Provision was not a reasonable response to the threat the defendants purportedly perceived to Inter-Tel and its stockholders. The purported purpose of the provision was to give the board time to react to and negotiate with a potential bidder. The § 203 Provision was motivated by the fact that Mihaylo was not subject to the Arizona business combination statute and, if Inter-Tel reincorporated in Delaware, would not be subject to the provisions of § 203. However, other potential acquirers would be subject to the Arizona and Delaware business combination statutes. The provisions of § 203 give the board of a Delaware corporation the ability to react to and negotiate with a potential bidder. Thus, there was no need to subject potential acquirers other than Mihaylo to additional and duplicative restrictions on business combinations. The § 203 Provision could have been structured so that the provision applied only to those shareholders who had held 15% or more of Inter-Tel’s stock for more than three years as of the date the provision was added or were otherwise not subject to the statutory restrictions on business combinations on the date the provision became effective (i.e., Mihaylo). The § 203 Provision is unnecessarily broad and is unreasonable because it is not limited to Mihaylo but applies to potential acquirers who would be subject to statutory business combination restrictions.

100. The § 203 Provision is also unreasonable because it imposes perpetual restrictions on any business combination. In contrast, § 203 limits the restrictions on business combinations for only a three-year period. The defendants have given themselves, as directors, a permanent veto over any Business Combination with any Interested Stockholder. The defendants did not offer, in the Proxy Statement or otherwise, any reason why Inter-Tel had to have a restriction on business combinations of unlimited duration.

101. As the Proxy Statement and other documents plainly indicate, the stockholder vote on the § 203 Provision did not require that the provision be included in the Delaware Certificate. Rather, the defendants specifically reserved to the Inter-Tel Board the determination of whether to include the § 203 Provision in the Certificate of Inter-Tel Delaware. Thus, the defendants had the obligation to exercise their fiduciary duty in deciding whether to include the § 203 Provision as part of the corporate governance structure.

102. In June 2006, the defendants, acting as the Special Committee, made a unilateral decision as to whether to place the § 203 Provision in the Delaware Certificate. By that time, Mihaylo had abandoned his 2006 proxy contest and had agreed to vote for, and in fact had voted for, the Reincorporation (as a result of which the anti-takeover provisions of the Delaware Certificate and Delaware By-Laws would be put into place). Mihaylo had also agreed to a procedure where he had a limited time to put forward an acquisition proposal for consideration by the Inter-Tel Board and then, if the Inter-Tel Board rejected his proposal, he would submit a non-binding acquisition proposal to the Inter-Tel stockholders at a special meeting. Thus, there was no imminent threat of a hostile takeover as might justify the restrictions of the § 203

Provision. Indeed, Mihaylo ultimately narrowly lost a proxy contest on his non-binding proposal. Even in 2007, Mihaylo is only seeking minority representation on the Inter-Tel Board and how much representation he achieves will depend on a stockholder vote at the 2007 Annual Meeting.

103. The § 203 Provision unreasonably restricts proxy contests and tender offers. There is no incentive to wage a proxy contest to replace the Board before obtaining 15% ownership or pursuing a business combination because prior approval of the new Board will not be sufficient to permit Interested Stockholder status or a Business Combination, Indeed, the § 203 Provision would necessitate multiple stockholder votes to enable a Business Combination. The potential acquiror would first need to achieve a stockholder vote replacing the board. Given the Consent Provision, that vote could only occur at a stockholder meeting. The new Board could then approve the Business Combination and schedule a stockholders’ meeting to vote on the transaction. Then a second vote would be necessary to obtain approval of the Business Combination. The § 203 Provision also requires that vote to occur at a meeting. Similarly, there is no benefit to making a tender offer attractive enough to garner 85% participation because the remaining minority could block the Business Combination under the § 203 Provision. Furthermore, because the § 203 Provision only permits the Board and stockholder approvals to occur after the potential acquiror becomes an Interested Stockholder, the acquiror must first buy 15% or more of the outstanding stock before seeking board and stockholder approval.

104. The defendants were uninformed and misinformed about the effects of the § 203 Provision. Defendant Stout, Inter-Tel’s CEO, believed that Mihaylo would be subject to the restrictions of both the § 203 Provision and the statutory restrictions on business combinations. The defendants were also incorrectly told that it was not necessary to have the prior board approval exception and 85% exception in the § 203 Provision because those exceptions were contained in the statutes. However, the absence of such exceptions in the § 203 Provision means compliance with the statutory exceptions would not enable the acquirer to proceed with a business combination. Rather, an acquirer (other than Mihaylo) would still have to satisfy the § 203 Provision. Indeed, there would be disincentive for a potential acquirer to try to achieve greater than 85% ownership in a tender offer because under the § 203 Provision the small minority of shareholders who did not tender would still be able to block a business combination. The defendants also failed to recognize that for an acquirer other than Mihaylo, the majority vote provision of the § 203 Provision would not be advantageous, because the acquirer would still have to meet the two-thirds vote requirement in order to satisfy the subsequent board approval exception of § 203(a)(3).

105. The defendants failed to focus on and understand how the § 203 Provision would give Mihaylo the advantage over other bidders. Because of his 19.6% ownership, Mihaylo will be able to prevent an offeror from satisfying the 85% Exclusion if Mihaylo does not support the offer. The § 203 Provision gives Mihaylo a veto over an offer by a prospective acquirer with a substantial position in Inter-Tel’s stock. The only means by which an acquiror other than Mihaylo could be freed from the restrictions of the § 203 Provision will be through Subsequent Board and Stockholder Approval Exclusion, which requires a vote at a meeting by the disinterested stockholders, a vote which Mihaylo will dominate. Thus, the defendants essentially have made Mihaylo “the only game in town” as far as potential acquisition offers.

106. The § 203 Provision essentially means that to be free of the restrictions on Business Combinations, a potential acquiror other than Mihaylo must satisfy two of the exclusions of 8 Del. C. § 203(a), rather than just one, as required by the statute. Such a bidder would have to be exempted from § 203’s restrictions on Business Combinations under § 203(a)(1) or (2), but then will still be subject to the restrictions on Business Combinations unless the subsequent board and stockholder approval test under the § 203 Provision is also met. Alternatively, the Business Combination would still have to meet the two-thirds vote requirement of § 203(a)(3), as well as the lower vote requirement under the § 203 Provision.

Insertion of the Consent Provision in the Delaware Certificate

107. The Individual Defendants breached their fiduciary duties to the stockholders by authorizing the insertion of the Consent Provision into the Delaware Certificate and maintaining that the stockholders have no right to act by consent. The insertion of the Consent Provision into the Delaware Certificate was a unilateral action by the defendants. The principal purpose of that action was to deprive the stockholders of a right directly related to the stockholder franchise — the right to act by written consent of a majority of the shares. Because Inter-Tel is a public company, the unanimous consent requirement of the Consent Provision is a complete elimination of the stockholders’ right to vote by consent. The eradication of the ability to act by consent includes elimination of the stockholders’ right to remove and replace directors by consent. Thus, the Consent Provision involves issues of directorial control. Moreover, the Consent Provision was made part of the Delaware Certificate at a time when an offer by Mihaylo and Vector for control of Inter-Tel was pending before the Inter-Tel Board. Therefore, the Consent Provision was a defensive measure which touched upon issues of control.

108. The primary purpose of the Consent Provision was to impede the stockholders’ ability to exercise their franchise by consent to change control of the Company. The Consent Provision is preclusive—the stockholders cannot remove it without Board approval and cannot act by consent to remove and replace the incumbent Board. The insertion of the Consent

Provision was not reasonable or proportionate in relation to any perceived threat posed by Mihaylo, particularly given Inter-Tel’s substantial arsenal of other defensive measures. Moreover, the Consent Provision prevents any action by consent, even actions totally unrelated to Mihaylo’s bid.

Sterilization of Directors

109. Defendants have improperly used the Special Committee and other board committees on which they serve as a vehicle for excluding Mihaylo and his designees from effectively participating in the board’s management of the corporation. The stockholders elected, and are entitled to the talents of, eleven directors, not eight. The defendants have improperly prevented three directors from completely discharging their fiduciary duties by systematically excluding them almost entirely from the board’s business.

110. The resolution providing for the Special Committee’s authority is void and invalid both on its face and as applied. The language of the resolution that permits a special committee to act as the entire board and to exclude three directors as to “all matters as to which the Special Committee may determine that Mihaylo and the other Mihaylo Nominees . . . may have . . . potential conflicting financial interests and/or loyalties” is impermissibly vague. In effect, the resolution authorizes the defendants to exclude three directors from meetings of the Board at which the Special Committee members determine their might be a potential conflict. Thus, the creation and use of the Special Committee has disenfranchised plaintiff and the Inter-Tel stockholders and denied them full representation on the Board. The resolution is also invalid as applied because the Special Committee has acted as the Inter-Tel Board on matters to which Mr. Mihaylo and his designees plainly do not have a conflicting financial interest or loyalty, including the Consent Provision and the Reincorporation.

111. As a result of the foregoing breaches, plaintiff seeks equitable relief including rescission and declaratory relief requiring the individual defendants to consider fairly any offer for Inter-Tel and to pursue a value-maximizing transaction on the best available terms. Plaintiff also seeks invalidation of the § 203 Provision and Consent Provision because of defendants’ breach of fiduciary duty.

COUNT IV

BREACH OF DUTY OF DISCLOSURE

112. Plaintiff repeats and realleges the allegations above as if fully set forth herein.

Misleading Disclosure Concerning the

Differences Between § 203 and the § 203 Provision

113. The Proxy Statement’s description of the § 203 Provision is full of misleading statements and misleading partial disclosure. The Proxy Statement purported to describe “the principal differences between the statutory regime and the proposed charter provision” and represented that “[t]he proposed provision has been drafted to mirror in many respects Section 203.” Having made these partial disclosures, the defendants were required to provide a full, fair and accurate description of all the principal differences where the § 203 Provision does not mirror Section 203. Instead, the Proxy Statement’s description of the “‘principal differences” between § 203 and the § 203 Provision is misleadingly incomplete partial disclosure. The Proxy Statement did not mention at all numerous important differences between the statute and the certificate provision, including that the § 203 Provision does not contain:

(a)	the Prior Board Approval Exclusion;

(b)	the 85% Exclusion;

(c)	the three year limit on the moratorium on Business Combinations; and

(d)	the seven outs contained in § 203(b).

114. A reasonable stockholder could not make an informed judgment on the special resolution without disclosure that the § 203 Provision does not contain most of the exclusions and opt-outs found in § 203. Indeed, the Proxy Statement’s assertion that there were only two “principal differences between the statutory regime and the proposed charter provision” misleadingly implied that the § 203 Provision did not modify other important features of § 203.

115. The Proxy Statement’s assertion that the § 203 Provision “would apply to all Interested Shareholders, regardless of when such an Interested shareholder (sic) acquired a 15% interest in the Company’s voting stock or for how long such an Interested Shareholder has held such an interest” is a misleading partial disclosure. Given the focus on Mihaylo, the disclosure makes it appear that the major change from § 203 was simply to include Mihaylo, though he had acquired his 15% interest well before § 203 or the § 203 Provision applied, and it held that interest for many years. The vague disclosure does not inform a reasonable stockholder that unlike § 203, the § 203 Provision has no three-year time limit, but will instead constitute a never- ending prohibition of Business Combinations with Interested Stockholders. The Proxy Statement fails to point out that bidders other than Mihaylo will be subject to both § 203 and the § 203 Provision.

116. The Proxy Statement’s representation that “rather than requiring the approval of two-thirds of the disinterested shareholders to consummate a business transaction as required by Section 203 of the Delaware Law, the proposed provision would require the approval of only a majority of disinterested shareholders” is also misleading and incomplete in material respects. The use of the words “rather” and “only” imply that the § 203 Provision is in place of or instead of § 203(a)(3). The Proxy Statement fails to disclose that § 203(a)(3) will still apply to all bidders other than Mihaylo, so that to obtain an exclusion for a Business Combination based on subsequent director and stockholder approval, it will still be necessary to get a two-thirds vote under the statute. Thus, in many circumstances the vote under the § 203 Provision will not be instead of the § 203(a)(3) vote; rather, the majority vote under the § 203 Provision will effectively be subsumed by the two-thirds vote requirement under the statute. The Proxy Statement also misleadingly describes the terms of the § 203 Provision as ‘“alterations” of § 203. This misleading partial disclosure suggests that the § 203 Provision will have the effect of changing the requirements of § 203, such as reducing the required vote for subsequent stockholder approval from two-thirds to a majority. Of course, a certificate provision cannot reduce the statutorily set vote under § 203(a)(3).

117. The Proxy Statement’s claim that the § 203 Provision provides “wider protections against takeover abuses by Interested Shareholders” than § 203 “without imposing more onerous approval burdens” is misleading and incomplete. The Proxy Statement fails to disclose that the “wider protections” include the elimination of important exclusions and outs contained in the statute. Furthermore, the claim that the § 203 Provision does not impose a more onerous approval burden is false. Bidders other than Mihaylo will be subjected to the requirements of both § 203 and the § 203 Provision. The § 203 Provision’s creation of a dual-approval requirement is more onerous than the approval burdens under the statute. Indeed, Inter-Tel’s counsel specifically discussed that the § 203 Provision would apply even if the Business Combination was outside the scope of § 203 under § 203(a)(2). However, this critical point was not disclosed to the stockholders.

118. The Proxy Statement also misleadingly claimed that the § 203 Provision merely “may have the effect of delaying an Interested Shareholder’s ability to acquire the corporation.” In fact, the restriction on business combinations is not subject to the three-year term specified by

§ 203, but would go on in perpetuity. Thus, the provision may permanently bar, not merely delay, an acquisition by an Interested Stockholder.

Misleading Disclosure Concerning Amendment

Of the Reincorporation Agreement

119. The Proxy Statement’s description of the possibility that the Reincorporation Agreement would be amended after the vote of the Inter-Tel Arizona stockholders was materially misleading and incomplete. The Proxy Statement claimed that the Reincorporation Agreement could be amended at any time prior to the effective time of the Reincorporation, including after the shareholders have voted to adopt the proposal. In fact, the Reincorporation Agreement provided that subsequent to the adoption of the Reincorporation Agreement by the stockholders of Inter-Tel Arizona, the agreement could not be amended to change the kind of shares to be received in the Reincorporation, to alter or change any term of the Inter-Tel Delaware certificate or to alter or change any terms or conditions of the agreement to adversely affect the holders of Inter-Tel Arizona stock.

120. The Proxy Statement promised that Inter-Tel Arizona would re-solicit the shareholders’ approval “if the terms of the Reincorporation Agreement are changed in any material respects.” A reasonable stockholder reviewing the Proxy Statement and the terms of the Reincorporation Agreement would reasonably interpret these documents to mean that any alteration or change in the kind of shares or the Delaware Certificate would constitute a change to the terms of the Reincorporation Agreement in a material respect, particularly because the agreement in Section 4.5 specifically provided that those items could not be changed after the stockholder vote. Thus, defendants misled the stockholders by indicating that there would be a re-solicitation if there was a change in the items which the Reincorporation Agreement specifically provided could not be amended after the initial stockholder vote. The disclosure was also misleadingly incomplete to the extent that the defendants now claim that the Reincorporation Agreement and Delaware Certificate could be changed prior to the incorporation of Inter-Tel Delaware. Even though the Proxy Statement acknowledged that Inter-Tel Delaware had not yet been incorporated and that the Reincorporation Agreement had not yet been signed, it contained no disclosure indicating that the delay in the incorporation of Inter-Tel Delaware and the execution of the Reincorporation Agreement meant that the terms of those documents could be changed after the stockholder vote. To the contrary, the disclosure in the Proxy Statement, including the explicit terms of the Reincorporation Agreement annexed thereto, plainly indicated that the kind of shares and the terms of the Delaware Certificate could not be amended after the stockholder vote.

121. The Proxy Statement was materially misleading and incomplete in asserting that the Reincorporation Agreement could only be amended “subject to applicable law.” The defendants did not disclose their position that the applicable Delaware law on amendment of a merger agreement, 8 Del. C. § 251(d), would not apply as long as defendants delayed in incorporating Inter-Tel Delaware and executing the Reincorporation Agreement. Having represented that they would re-solicit shareholder approval of the Reincorporation if the terms of the Reincorporation Agreement were changed in any material respects, the defendants are precluded from relying on the vote of the Inter-Tel Arizona stockholders and are precluded from contending that changes to the kind of shares and the Delaware Certificate were not material, when the Reincorporation Agreement submitted to the stockholders expressly made them so.

Misleading Disclosure Concerning the Mihaylo Settlement

122. While the Proxy Statement purported to describe the Mihaylo Settlement, it did not disclose the Mihaylo Director Restrictions. A reasonable stockholder would have considered it important to know that the three directors likely to support a sale of the Company would be excluded from discussion and receipt of materials regarding Inter-Tel’s value and strategic plan and from consideration of any proposal to acquire the Company.

COUNT V

INVALIDITY OF THE REINCORPORATION

123. Plaintiff repeats and realleges the allegations above as if fully set forth herein.

124. The Reincorporation is invalid because the defendants failed to comply with either the Delaware merger statutes or the Arizona merger statutes.

Pertinent Statutory Provisions

125. Under § 252(c), in any merger of a Delaware corporation with a foreign corporation, the requirements of § 251(b) for approval by the Board of Directors and stockholders of the Delaware corporation apply. Section 252(c) also requires that the agreement of merger be adopted and approved by the foreign corporation “in accordance with the laws under which it is formed.” The Arizona merger statutes, Ariz. Rev. Stat. ¶¶ 10-1101A, 10-1103A-B, require that the plan of merger be approved by both the Board of Directors and the stockholders of the Arizona corporation. Under Ariz. Rev. Stat. ¶ 10-1103B1-2, for there to be proper approval of a plan of merger, there must be both a recommendation by the Board of Directors that the shareholders approve the plan of merger and approval of the plan by the shareholders entitled to vote thereon. The Reincorporation Agreement was both the “agreement of merger” required by § 252(b) of the DGCL and the “plan of merger” required by the Arizona merger statutes, Ariz. Rev. Stat. ¶¶ 10-1101, 10-1103. Like § 251(c), the Arizona merger statute in Ariz. Rev. Stat. ¶ 10-1103D requires that the notice of the stockholder meeting to approve the plan of merger must contain or be accompanied by a copy or summary of the plan of merger.

Both Delaware law and Arizona law (8 Del. C. §251(b)(3); Ariz. Rev. Stat. 10-1101C1) require that the merger agreement indicate the certificate of incorporation terms that will govern the surviving corporation.

126. To comply with both Delaware and Arizona law, the defendants included a copy of the Reincorporation Agreement with the Proxy Statement. The text of the Reincorporation Agreement attached as Annex A provided for the merger to be accomplished “[i]n accordance with the provisions of this agreement, the Delaware General Corporation Law (“the “DGCL”) and the Arizona Business Corporation Act (“ABCA”).” PX 1, Annex A, p. A-1, §1.1. The first requirement for the effectiveness of the merger was that:

(a) This Agreement and the Merger shall have been adopted and approved by the stockholders of each Constituent Corporation in accordance with the requirements of the DGCL and the ABCA,

Thus, approval of the Reincorporation Agreement by the Inter-Tel Arizona stockholders and the stockholders of Inter-Tel Delaware was required by the merger statutes and the agreement itself. The Reincorporation Agreement as presented in the Proxy Statement is the only plan of merger that the Inter-Tel Arizona shareholders approved.

Non-Compliance With the DGCL

127. The Reincorporation did not comply with Sections 251 and 252 of the DGCL. Under 8 Del. C, § 252(c), the merger agreement for a merger with a non-Delaware corporation must be “adopted, approved, certified, executed and acknowledged... in the case of a Delaware corporation, in the same manner as is provided in § 251.” The provisions of 8 Del. C. §251(b) and (c) require three different actions to occur in a specific sequence in order to approve and implement a merger: (i) the board must approve the merger agreement, (ii) the agreement adopted by the board must be executed and acknowledged in accordance with 8 Del. C. § 103, and (iii) the agreement must be approved by the stockholders. If the director consent approving the merger agreement and the stockholder consent approving the merger agreement are invalid, the merger was not validly approved as required by §251 (b) and (c).

128. The first requirement of § 251(b), that the Board of Directors of Inter-Tel Delaware approve the Agreement of Merger, was not satisfied because at the time Stout signed the Consent of Sole Director purportedly approving the Reincorporation Agreement, he was not, in fact, a director of Inter-Tel Delaware because the corporation had not yet been formed.

129. Stout’s action as purported incorporator appointing himself as sole director was invalid as well. The DGCL provides in § 108(a) that “[a]fter the filing of the certificate of incorporation an organization meeting of the incorporator...shall be held...for the purposes of adopting bylaws, electing directors…and transacting such other business as may come before the meeting.” 8 Del, C, §108(a) (emphasis added). Because § 108(c) only permits an incorporator to sign an instrument in lieu of an organization meeting for “[a]ny action permitted to be taken at the organization meeting,” the signing of the instrument plainly must also occur after the filing of the certificate of incorporation. Here, the Action of Incorporator of Inter-Tel Delaware purportedly adopting by-laws and electing Stout as initial director was admittedly signed on June 27, 2006, before the Inter-Tel Delaware Certificate of Incorporation was filed on June 28, 2006.

130. Section 251(b) next requires that the merger agreement “so adopted shall be executed and acknowledged in accordance with § 103 of this title.” While Stout purported to sign the Reincorporation Agreement as an officer of Inter-Tel Delaware, he was not, in fact, an officer of the corporation at the time he executed the agreement. Again, the corporation could not have had officers then because it had not yet been formed. Moreover, Stout’s purported actions as incorporator and sole director, including the appointment of officers, were invalid because the instruments and consents were executed before Inter-Tel Delaware’s Certificate of Incorporation was filed.

131. Under § 251(c), the agreement required by § 251(b) is to be submitted to the stockholders for approval. Only an agreement which complies with § 251 (b) may be submitted to the stockholders. The Reincorporation Agreement could not validly be submitted to the stockholders of Inter-Tel Delaware because it had not been approved by the Inter-Tel Delaware Board of Directors and had not been executed and acknowledged as required by § 103.

132. The Reincorporation Agreement was also not approved by the Inter-Tel Delaware stockholders as required by § 251(c). First, when Stout signed the Reincorporation Consent on behalf of Inter-Tel Arizona on June 27, 2006, Inter-Tel Arizona was not a stockholder because Inter-Tel Delaware did not even exist and consequently could have no stockholders. Secondly, Inter-Tel Arizona was not a stockholder because Stout did not have the requisite status as a director and officer of Inter-Tel Delaware to execute the Stock Purchase Agreement and issue shares of Inter-Tel Delaware stock to Inter-Tel Arizona.

133. A third reason § 251(c) was not satisfied is that the Reincorporation Consent is invalid under 8 Del. C. § 228(c), which requires that a stockholder consent “shall bear the date of signature.” Defendants’ documents and even an affidavit from counsel that defendants filed in this action establish that the date of signature of the Reincorporation Consent was June 27, 2006. Mr. Stout was specifically directed by counsel not to date the consent or other documents. An undated consent is invalid. The subsequent handwritten alteration of the consent by someone other than Stout to assert that the consent was “as of June 28, 2006” is ineffective because: (i) June 28 was not the date of signature, (ii) § 228(a) requires that the consent contain the date it was signed, not some “as of” date and (iii) the dating was not done by signer of the consent.

Non-Compliance With Arizona Merger Statutes

134. The Reincorporation also failed to comply with the Arizona merger statutes. Under Arizona Revised Statute § 10-1101A, corporations may merge “if the board of directors of each corporation adopts, and, if required by § 10-1103, its shareholders approve, a plan of merger.” The items which the “plan of merger shall set forth” are identified in § 10-1101B, with additional terms that the “plan of merger may set forth” described in § 10-1101C.

135. Under Arizona Revised Statutes § 10-1103A “after adopting a plan of merger … the board of directors of each corporation that is a party to the merger and the board of directors of the corporation whose shares will be acquired in the share exchange shall submit the plan of merger … for approval by its shareholders.” Under § 10-1103B, for a plan of merger to be approved, two conditions must occur: “the board of directors shall recommend the plan of merger … to the shareholders” and the shareholders entitled to vote on the plan of merger must approve the plan. Section 10-1103D requires that the notice of the meeting to consider the plan of merger “shall contain or be accompanied by a copy or summary of the plan.”

136. Unlike 8 Del. C, § 251(d), the Arizona merger statutes do not contain any provision authorizing amendment of the plan of merger by the board of directors after stockholder approval has been obtained. Section 10-825E2 of the Arizona revised statutes provides that a board committee “shall not”:

2. Approve or submit to shareholders any action that requires the shareholders’ approval under this chapter.

Thus, because a merger requires shareholder approval, Arizona law does not permit a committee to approve a plan of merger.

137. Arizona Revised Statutes §10-1105A requires that after a plan of merger is approved by the shareholders, the surviving corporation must deliver to the Arizona

Corporations Commission both the plan of merger and articles of the merger. On July 13, 2006, Inter-Tel filed with the Arizona Corporation Commission, Articles of Merger and the Reincorporation Agreement. Thus, defendants recognized that the Reincorporation Agreement was the statutorily required plan of merger. Under § 10-1106A6 when a merger takes effect, the shares of the corporation are converted into shares of the surviving corporation “and the former holders of the shares are entitled only to the rights provided in the plan of merger.”

138. The Reincorporation is invalid because of the defendants’ failure to comply with the merger provisions of the Arizona Revised Statutes, including Arizona Revised Statutes §§ 10-1101A, 10-1103, 10-825E2, 10-1105A. The Board of Directors of Inter-Tel Arizona did not adopt the Reincorporation Agreement, which constituted the plan of merger. When the board approved the Reincorporation on March 16, 2006, the Reincorporation Agreement had not even been drafted. The Board never approved the plan of merger (i.e., the Reincorporation Agreement) at any subsequent meeting. Therefore, the merger did not comply with Arizona Revised Statutes §§ 10-1101A and 10-1103A.

139. The Reincorporation is also invalid because the Special Committee purportedly approved a different plan of merger (i.e., a revised version of the Reincorporation Agreement) after the Inter-Tel Arizona stockholders had approved that agreement. The Arizona Merger Statutes do not authorize amendment of a plan of merger after stockholder approval. Moreover, under Arizona law only the board of directors can adopt a plan of merger. Thus, the Special Committee had no authority to adopt a revised plan of merger after the Inter-Tel Arizona stockholders had voted on the Reincorporation Agreement. Furthermore, the defendants have failed to produce minutes or other evidence showing that the Inter-Tel Arizona Board of Directors even purported to authorize the Special Committee to approve a plan of merger or change the terms of the Reincorporation Agreement. Indeed, the Reincoiporation Agreement only purported to authorize the board of directors to amend the Reincorporation Agreement and even the board was not permitted, after approval by the shareholders of either constituent corporation, to alter the kind of securities to be received as merger consideration or the terms of the Certificate of Incorporation of the surviving corporation (i.e., Inter-Tel Delaware). The committee’s action violated Arizona law, the terms of the Reincorporation Agreement and the terms of the Mihaylo Settlement Agreement. Furthermore, changes to the kind of securities (i.e., changing the merger consideration from no par value stock to par value stock) and other changes to the Reincorporation Agreement were made without the approval of either the Board of Inter-Tel Arizona or the Special Committee. Finally, the defendants violated Arizona law by delivering to the Arizona Corporations Commission a plan of merger (i.e., the Reincorporation Agreement as altered after the shareholder vote) that was different from the plan of merger submitted to and approved by the shareholders.

140. By effecting a merger without compliance with the Delaware and Arizona merger statutes, defendants wrongfully exerted dominion over the property of plaintiff and the Class and committed a conversion of the shares of Inter-Tel Arizona owned by plaintiff and the Class. As defendants’ response to plaintiffs suit and the creation of the August 23, 2006 Action demonstrate, defendants have persisted in maintaining the invalid merger,

141. Plaintiff has no adequate remedy at law.

Class Action Allegations

142. Plaintiff brings this action on his own behalf and as a class action pursuant to Chancery Court Rule 23 on behalf of all public holders of shares of Inter-Tel’s common stock,

excluding the defendants named herein and their affiliates, associates and consultants (the “Class”).

(a)	The Class is so numerous that joinder of all members is impracticable. There are thousands of stockholders, residing in many states, who are in the Class.

(b)	There are questions of law and fact that are common to the Class and that predominate over questions affecting any individual Class members. The common questions include whether defendants have breached their fiduciary duties to the members of the Class and whether the Reincorporation, the § 203 Provision, the Consent Provision and the Consent By-Law are invalid.

(c)	The plaintiffs claims are typical of claims of other members of the Class. Plaintiff has the same interests as other members of the Class. Plaintiff is committed to prosecuting this action. Plaintiff has retained competent counsel experienced in litigation of this nature. Accordingly, plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class.

(d)	Plaintiff does not anticipate that there will be any difficulty in the management of this litigation.

143. For the above reasons, a class action is superior to other available methods for the fair and efficient adjudication of this controversy, and the requirements of Chancery Court Rule 23 are satisfied.

144. No demand on the Board of Directors of Inter-Tel is necessary because plaintiff’s claims of statutory violation, breach of fiduciary and breach of duty of disclosure are individual and class claims and, therefore, the demand requirement does not apply.

145. To the extent any of the claims are deemed derivative, demand on the Inter-Tel Board is excused. The directors are conflicted because the challenged measures are designed to preserve their control over the corporation.

146. The allegations above establish that the directors are not independent, and there is a reasonable doubt as to whether the defendant directors exercised reasonable business judgment in approving the challenged measures. Moreover, the § 203 Provision and other measures are for the primary purpose of entrenchment. Accordingly, the Business Judgment Rule does not apply, and no demand is required.

147. Demand is not required because:

(a)	The Complaint alleges conduct that was not the product of a valid exercise of business judgment and involved an intentional, reckless or bad-faith abdication of defendants’ fiduciary duties;

(b)	A majority of the board of directors of Inter-Tel is not disinterested and independent;

(c)	The Inter-Tel directors abrogated their fiduciary responsibilities; and

(d)	The challenged certificate and by-law provisions are void or voidable.

WHEREFORE, plaintiff and the Class pray for an Order and Judgment:

A. Declaring that defendants have violated their fiduciary duties to the plaintiff and the Inter-Tel stockholders by their adoption of defensive measures and their failure to pursue the best available transaction for the Inter-Tel stockholders and their failure to provide full and fair disclosure of all material facts;

B. Enjoining defendants from further violations of their duties in consideration of alternatives to maximize value for the Inter-Tel stockholders;

C. Declaring that the § 203 Provision, the Consent Provision, the Par Value Change and the Consent By-Law are invalid and unenforceable under Delaware law and directing the removal of those provisions from the certificate and by-laws of Inter-Tel Delaware and declaring that the Reincorporation is invalid;

D. Awarding such rescissory relief with respect to the Reincorporation, Par Value Change, Inter-Tel Delaware Certificate and By-laws as is practicable and equitable, including elimination of amendments in the Restated By-Laws;

E. Awarding to plaintiff and the class damages as a result of defendants’ wrongful conduct and the conversion of their stock;

F. Certifying this action as a class action and designating plaintiff as class representative and plaintiff’s counsel as class counsel;

G. Awarding to plaintiff reasonable attorneys’ fees and expenses of this litigation; and

H. Awarding such other and further relief as the Court deems just and proper.

PRICKETT, JONES & ELLIOTT, P.A.

By:	/s/ Paul A. Fioravanti, Jr.

Michael Hanrahan (Bar I.D. #941)

Paul A. Fioravanti, Jr. (Bar I.D. #3808)

Laina M. Herbert (Bar I.D. #4717)

1310 N. King Street

P.O. Box 1328

Wilmington, DE 19899-1328

(302) 888-6500

Attorneys for Plaintiff

OF COUNSEL:

SCHIFFRIN, BARROWAY,

TOPAZ & KESSLER, LLP

Marc A. Topaz

Lee D. Rudy

280 King of Prussia Road

Radnor, PA 19087

(610) 667-7706

DATED: March 27, 2007

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